Exhibit 99.1

Infinera Appoints George Riedel and Christine Bucklin to Board of Directors, Increasing Board Size to 11

Sunnyvale, Calif. – June 1, 2020, 8:00 a.m. ET – Infinera (NASDAQ: INFN) announced today the appointment of George Riedel and Christine Bucklin to its board of directors, effective immediately. Mr. Riedel brings to the board extensive executive leadership experience in the global networking and cybersecurity industries and an excellent track record in strategy and M&A. Ms. Bucklin brings to the board a substantial amount of experience in operations, strategic planning and management consulting.

“We are pleased to welcome George and Christine to our board of directors,” said Kambiz Hooshmand, Infinera Chairman of the Board. “George’s deep knowledge of the networking industry and his breadth of strategic experience as a senior technology executive will be invaluable to Infinera as we focus on building shareholder value. Christine’s diversity of thinking, together with her strong operational experience and strategic discipline, will continue to strengthen the skills and perspectives of our board as Infinera continues to drive our innovative solutions into the world’s leading network operators and the entire optical ecosystem.”

Mr. Riedel has served as a Senior Lecturer in the General Management Unit at Harvard Business School since 2017. From 2014 to 2017, Mr. Riedel served as the Chairman and Chief Executive Officer of CloudMark, Inc., a cybersecurity company, overseeing the company’s sale to Proofpoint, Inc. in 2017. From 2006 to 2011, Mr. Riedel served in executive leadership roles at Nortel Networks Corporation, a Canadian telecommunications and data networking equipment manufacturing company, including Chief Strategy Officer and Vice President of Business Units. From 2003 to 2006, Mr. Riedel served as Vice President of Strategy and M&A at Juniper Networks, a networking and cybersecurity company. From 1987 to 2003, Mr. Riedel worked at McKinsey & Company, including as a senior partner. Mr. Riedel has served as an independent director at Xperi Corporation, a technology company, since 2013 and Cerner Corporation, a health information technology company, since April 2019. Between 2010 to 2017, Mr. Riedel also served on various boards, including as Chairman of Accedian Networks Inc., a Canadian network communications software company, and as a director for PeerApp Ltd., a caching solution provider, and NextDocs Corporation, a compliance innovation company (acquired by Aurea Software, Inc.). Mr. Riedel received a BS with distinction in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School.

Ms. Bucklin served as Managing Director, Operations Group at Gryphon Investors, Inc., a private equity firm, from 2015 to 2018. From 2008 to 2010, Ms. Bucklin served as Senior Vice President, Corporate Strategic Planning at Sun Microsystems, Inc., a technology company, prior to its acquisition by Oracle Corporation in 2010. From 1999 to 2007, Ms. Bucklin served as Chief Operating Officer of Internet Brands, Inc., an internet media company. From 1988 to 1999, Ms. Bucklin worked at McKinsey & Company, a consulting company, including as a partner. From 2011 to 2019, Ms. Bucklin served as a director for Local Media San Diego, LLC, a radio station and event company. From 2015 to 2018, Ms. Bucklin served as a director for Leadership Platform Acquisition Corporation, a portfolio company of Gryphon Investors related to educational services. Ms. Bucklin received an AB in Mathematics from Dartmouth College and an MBA from Stanford Business School.

“Infinera’s optical innovation leadership is one of the many reasons I am excited about joining the board at this time,” said Mr. Riedel. “I look forward to helping the Board and management strategically build on Infinera’s strong foundation of innovation to capture the significant opportunity ahead.”

“It is an honor to join the Infinera board as the company pursues multiple growth opportunities in the burgeoning optical networking market,” said Ms. Bucklin. “I am excited about working with the entire Infinera leadership team to continue redefining transport networks for global communications services and building value for our shareholders.”

In connection with Mr. Riedel’s and Ms. Bucklin’s appointments, Infinera’s board of directors increased from nine to 11 members. Mr. Riedel will serve as a Class I director with a term expiring at the 2023

Annual Meeting of Stockholders and Ms. Bucklin will serve as a Class III director with a term expiring at the 2022 Annual Meeting of Stockholders. Ms. Bucklin is the Independent Designee as defined in the Letter Agreement between Infinera and Oaktree Optical Holdings L.P., dated April 13, 2020.

Contacts:

Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Investors: Michael Bowen, ICR, Inc. Tel. +1 (203) 682-8299 Michael.Bowen@icrinc.com

Marc P. Griffin, ICR, Inc. Tel. +1 (646) 277-1290 Marc.Griffin@icrinc.com

About Infinera
Infinera is a global supplier of innovative networking solutions that enable carriers, cloud operators, governments and enterprises to scale network bandwidth, accelerate service innovation and automate network operations. The Infinera end-to-end packet-optical portfolio delivers industry-leading economics and performance in long-haul, submarine, data center interconnect and metro transport applications. To learn more about Infinera visit www.infinera.com, follow us on Twitter @Infinera and read our latest blog posts at www.infinera.com/blog.

Infinera and the Infinera logo are registered trademarks of Infinera Corporation.